Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared under GAAP, and gives effect to the merger and the related transactions (the “merger”) under the Agreement and Plan of Merger, dated as of May 14, 2021 and amended and restated as of June 11, 2021, and as further amended as of July 12, 2021 (the “Merger Agreement”), by and among Clearday, Inc., a Delaware corporation that was formerly known as Superconductor Technologies Inc. (the “Company” or “Clearday”), AIU Special merger Company, Inc., a Delaware corporation and wholly-owned subsidiary of Superconductor (“Merger Sub”), and Allied Integral United, Inc., a Delaware corporation that conducts its business as Clearday (“AIU”). On September 9, 2021, Merger Sub has merged with and into AIU with AIU being the surviving entity in such merger and continuing as a wholly-owned subsidiary of the Company. The merger and related transactions are described in the Registration Statement on Form S-4, Registration No. 333-256138 (as amended and supplemented, the “Registration Statement”) that was filed by the Company with the Securities and Exchange Commission (the “SEC”).

References below to the “Company” refer to Superconductor as of and after giving effect to the closing of the merger.

The merger is accounted for as a reverse acquisition under GAAP. The unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives effect to the merger as if it had been completed on such date. The unaudited pro forma condensed combined statements of income data for the six months ended June 30, 2021 and the period ending June 30, 2020, give effect to these transactions as if they had occurred on January 1, 2020.

The following information gives effect to:

●	the Superconductor Reverse Stock Split (the “merger Reverse Stock Split”) described in Superconductor Proposal No. 2 that is described in the Registration Statement and the distribution of the True Up Shares to holders of Superconductor’s common stock prior to the effective time of the merger that is described in the Registration Statement which provide for an aggregate (or combined) net effect of approximately a 2.156497 : 1 reverse stock split,
●	the one-for-ten reverse stock split of Superconductor common stock on July 24, 2020, and
●	the one-for-ten reverse stock split by Superconductor on September 10, 2020.

The merger is accounted for as a reverse acquisition under GAAP, with Clearday being deemed the acquiring company for accounting purposes. Clearday was determined to be the accounting acquirer based upon the terms of the merger and other factors and assumptions including: (i) the market price per share of Superconductor common stock immediately prior to the closing of the merger is $2.23; (ii) in connection with the merger and immediately prior to the effective time of the merger, Superconductor effects a reverse stock split of its common stock at a ratio that would result in such closing price of the Superconductor common stock being equal to $10.00 per share; (iii) that the Clearday stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Clearday common stock are expected to own approximately 96.4% of Superconductor immediately following the effective time of the merger, computed on a fully diluted basis as defined in the Merger Agreement; (iv) Clearday will nominate all of the board members of the Company that hold such position at the closing of the merger; and (v) Clearday’s management will hold all key positions in the management of the Company at the closing of the merger.

The following unaudited pro forma condensed combined financial statements are based on Clearday’s historical financial statements and Superconductor’s historical financial statements, as adjusted, to give effect to Clearday’s reverse acquisition of Superconductor. Because Clearday will be treated as the acquirer under the reverse acquisition, Clearday will record the assets acquired and liabilities assumed of Superconductor in the merger at their fair values as of the acquisition date.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of reverse acquisition accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final reverse acquisition accounting, expected to be completed after closing the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Superconductor and Clearday been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma condensed combined financial information. The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with Superconductor’s and Clearday’s historical audited financial statements for the six months ended June 30, 2021 and for the six months ended June 30, 2020, included in the Registration Statement and, with respect to Superconductor, its Form 10-Q for the quarterly period ending July 3, 2021, which is incorporated into this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for Superconductor’s operations, changes in the fair value of Superconductor’s common stock, and other changes in Superconductor’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies which are not expected by management of Superconductor or Clearday to be material.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Superconductor and Clearday, and their respective management’s discussion and analysis of financial condition and results of operations included in the Registration Statement and the Superconductor 10Q. Superconductor’s audited statements of operations and comprehensive loss for the six months ended July 3, 2021 and six months ended June 30, 2020 are derived from their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Clearday’s statements of operations and comprehensive loss for the six months ended June 30, 2021 and six months ended June 30, 2020 are derived from their annual audit and stub-period review reports respectively and are included in Current Report on Form 8-K.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Superconductor may materially vary from those of Clearday. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Superconductor’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Superconductor’s results of operations or reclassification of assets or liabilities to conform to Clearday’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

	Superconductor	Clearday	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash	$342,000	$504,918	$-		$846,918
Restricted cash	-	139,298	-		139,298
Accounts receivable (net of allowances of $172,360 and $68,911, respectively)	-	26,827	-		26,827
Inventories, net	68,000	-	-		68,000
Prepaid expenses	348,000	163,054	-		511,054
Current assets held for sale	-	256,825	-		256,825
Total current assets	758,000	1,090,922	-		1,848,922

Right of use assets, net	-	35,782,152	-		35,782,152
Preferred equity interest in real estate	1,600,000	-	(1,600,000)	A	-
Goodwill (Preliminary)	-	-	4,291,510	C	4,291,510
Real estate, property and equipment, net	-	9,615,918	-		9,615,918
Other non-current assets	-	1,139,680	(560,000)	A,B	579,680
Non-current assets held for sale	-	6,180,220	-		6,180,220
TOTAL ASSETS	$2,358,000	$53,808,892	$2,131,510		$58,298,402
TOTAL LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$185,000	$2,295,983	$-		$2,480,983
Accrued expenses	15,000	3,230,564	1,000,000	A	4,245,564
Accrued interest	-	187,853	-		187,853
Current portion of long-term debt	-	10,137,932	-		10,137,932
Deferred revenue	-	1,389	-		1,389
Lease liability, current	-	870,182	-		870,182
Other current liabilities	-	1,669,409	(1,600,000)	A	69,409
Current liabilities related to assets held for sale	-	3,157,139	-		3,157,139
Total current liabilities	200,000	21,550,451	(600,000)		21,150,451
Long-term liabilities:
Lease liability, long-term	-	37,154,790	-		37,154,790
Notes payable	-	907,549	-		907,549
Long-term debt, less current portion	468,000	-	-		468,000
Non-current liabilities related to assets held for sale (Notes 2 and 5)	-	5,411,083	-		5,411,083
TOTAL LIABILITIES	668,000	65,023,873	(600,000)		65,091,873
Stockholders’ Equity (Deficit)
Preferred stock	-	94,901	-	D	94,901
Common stock	3,000	9,204	22,796	E	35,000
Additional paid-in capital	334,752,000	35,595,618	(331,396,286)	D,E,F	38,951,332
Accumulated deficit	(333,065,000)	(56,023,470)	334,105,000	G	(54,983,470)
Stockholders’ equity (deficit)	1,690,000	(20,323,747)	2,731,510		(15,902,237)
Non-controlling interest in subsidiaries	-	9,108,766	-		9,108,766
Total stockholders’ equity (deficit)	1,690,000	(11,214,981)	2,731,510		(6,793,471)
TOTAL LIABILITIES AND DEFICIT	$2,358,000	$53,808,892	$2,731,510		$(58,298,402)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2021

	Superconductor	Clearday	Pro Forma Adjustments	Notes	Pro Forma Combined
REVENUES
Revenue	$-	$7,042,042	$-		$7,042,042
Total revenues		7,042,042	-		7,042,042

COSTS AND EXPENSES
Operating expenses	-	9,523,063	-		9,523,063
Selling, general and administrative expenses	1,135,000	4,860,673	-		5,995,673
Depreciation and amortization expenses		304,124	-		304,124
Total operating expenses	1,135,000	14,687,860	-		15,822,860

Operating loss	(1,135,000)	(7,645,818)	-		(8,780,818)

Other (income) expenses
Interest and other expense	-	273,399	-		273,399
Gain/loss on disposal of assets	-	(1,051,071)	-		(1,051,071)
Unrealized gain/loss on equity investments	-	(524,000)	524,000	B	-
Other (income) / expenses	-	(138,109)	-		(138,109)
Total other (income) / expenses		(1,439,781)	524,000		135,290

Net loss from continuing operations	(1,135,000)	(6,206,037)	(524,000)		(7,865,037)
Income from discontinued operations, net of tax	-	(632,243)	-		(632,243)
Net loss	(1,135,000)	(5,573,794)	(524,000)		(7,232,794)
Net loss attributable to non-controlling interest	-	601,068	-		601,068
Preferred stock dividend	-	(5,527,838)	-		(5,527,838)
Net loss applicable to common stockholders	$(1,135,000)	$(10,500,564)	$(524,000)		$(12,159,564)

Basic and Diluted EPS attributable
Weighted average common shares outstanding	3,151,780	892,224	13,526,912	D,H	17,570,916

Net loss from Continuing Operations	$(0.36)	$(12.48)			$(0.73)
Net income from Discontinued Operations	-	0.71			0.04
Net loss	$(0.36)	$(11.77)			$(12.13)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2020

	Superconductor	Clearday	Pro Forma Adjustments	Notes	Pro Forma Combined
REVENUES
Revenue	$184,000	$6,669,187	$-		$6,853,187

Total revenues	184,000	6,669,187	-		6,853,187

COSTS AND EXPENSES
Operating expenses	261,000	8,913,049	-		9,174,049
Selling, general and administrative expenses	1,570,000	3,644,305	-		5,214,305
Research and development	178,000	300,000	-		478,000
Depreciation and amortization expenses	-	311,796	-		311,796
Total operating expenses	2,009,000	13, 169,150	-		15,178,150

Operating loss	(1,825,000)	(6,499,963)	-		(8,324,963)

Other (income) expenses
Interest and other expense	-	282,680	-		282,680
Gain on equity investments	-	-			-
Unrealized gain/loss on securities	-	-	-	B	-
Other (income) expenses	(2,000)	(20,287)	-		(22,287)
Total other (income) expenses	(2,000)	262,393	-		260,393

Net loss from continuing operations	(1,823,000)	(6,762,356)	-		(8,585,356)
Income from discontinued operations, net of tax	-	3,997,063	-		3,997,063
Net loss	(1,823,000)	2,765,293	-		(942,293)
Net loss attributable to non-controlling interest	-	1,131,265	-		1,131,265
Preferred stock dividend	-	(5,485,340)	-		(5,485,340)
Net loss applicable to Allied Integral United, Inc.	$(1,823,000)	$(7,119,368)	$-		$(8,942,368)

Basic and Diluted EPS attributable
Weighted average common shares outstanding	2,202,612	636,749	15,406,158	D,H	18,245,519

Net loss from continuing operations	$(0.83)	$(17.46)			$(18.29)
Net income from discontinued operations	-	6.28			6.28
Net (loss)	$(0.83)	$(11.18)			$(12.01)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transaction

The Merger Agreement provides that at the effective time of the merger, Merger Sub will merge with and into AIU, with AIU continuing as the surviving corporation and a wholly owned subsidiary of the Company. In connection with the merger, the Company has amended its certificate of incorporation, to change its name to “Clearday, Inc.,” effected a reverse stock split and amended its certificate of incorporation to increase its number of authorized shares. After the merger, each of AIU Alternative Care, Inc., a Delaware corporation and a subsidiary of AIU (“Clearday Care” and Clearday Alternative Care OZ Fund LP, a Delaware limited partnership that is a subsidiary of Clearday Care (“Clearday OZ Fund”) will continue to be subsidiaries of the Company. In connection with the merger, the Company transferred its business related to its proprietary Sapphire Cryocooler to AIU and, thereafter, the Company is a holding company and all of the business activities will be conducted through its subsidiaries. After completion of the merger, the Company’s common stock continued to trade on the OTC Markets OTCQB.

The Merger Agreement sets the capitalization of the combined company to consist of at least 35,000,000 shares of Superconductor common stock issued and outstanding or reserved for issuance to the holders of the Company’s securities, including the holders of Superconductor securities prior to the effective date of the merger and securities issued by Clearday and its subsidiaries prior to the effective date of the merger. The Merger Agreement provides that the holders of Superconductor securities will own approximately 3.6% of the Company as of the effective time of the merger, determined on a fully diluted basis as defined in the Merger Agreement.

Based on Superconductor’s closing stock price of $3.60, which was the closing price on September 9, 2021 and the price used in these pro forma financial statements, the estimated merger consideration would represent an aggregate amount of approximately 33,723,958 shares of the Company common stock to be (1) issued to holders of Clearday common stock and (2) reserved for issuance upon exercise or conversion of warrants issued by Clearday, Series A Preferred stock and the securities issued by subsidiaries of Clearday. The result of the merger will be that Superconductor stockholders will, immediately after the merger, hold approximately 3.6% of the Company common stock, determined on a fully diluted basis, as defined in the Merger Agreement, and subject to future dilution upon the issuance of additional shares of Company common stock upon the conversion or exchange of the convertible securities.

The value of the Company common stock will fluctuate based on market and other conditions and the pro forma information provided in this Current Report on Form 8-K is based on the market price referred to above.

As of the Effective Time of the merger, after giving effect to the issuance of shares of Company’s Common Stock as of the Effective Time in the Merger and payment of the True Up Shares and, there are approximately 14,910,562 shares of Superconductor’s Common Stock issued and outstanding (subject to increase for “rounding up” a Superconductor stockholder’s shares of Company Common Stock arising from the Reverse Stock Split). Accordingly, the Superconductor stockholders will continue to own approximately 8.6% of the issued and outstanding shares of Superconductor’s Common Stock and the holders of AIU securities will own approximately 91.4% of the issued and outstanding shares of Superconductor’s Common Stock.

●	11,433,994	shares of the Company’s common stock that are reserved for issuance upon exchange of the issued and outstanding shares of the Series F Preferred;

●	1,897,615	shares of the Company’s common stock that are reserved for issuance upon exchange of the issued and outstanding shares of the Clearday Care Preferred and the Clearday OZ LP Interests;

●	3,789,575	shares of the Company’s common stock that are reserved for issuance upon exercise of the Warrants;

●	2,868,570	shares of the Company’s common stock (the “Incentive Shares”) that are reserved for issuance to holders of the Series F Stock that do not sell their shares of Series F Stock or convert such shares to shares of the Company’s common stock, other than for certain permitted transfers such as estate planning and in accordance with a will or intestate succession; and

●	100,000	shares of the Company’s common stock to former executives of Superconductor (the “Officer Shares”), subject to adjustment based on market price of the shares when issued in approximately 6 months as described in the Merger Agreement.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined statements of operations and comprehensive loss for the six months ended June 30, 2021, and six months ended June 30, 2020, give effect to the Merger Agreement that was consummated on September 9, 2021.

The accompanying unaudited pro forma condensed combined financial statements and these notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Clearday considered the acquirer of Superconductor. ASC 805 requires, amongst other things, that the assets acquired, and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Superconductor based upon management’s preliminary estimate of their fair values as of June 30, 2021. The Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Superconductor assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, assets acquired, and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill.

The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the operating results of the Company. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss as they reflect charges directly related to the merger which do not have an ongoing impact.

Based on Clearday’s preliminary review of Clearday’s and Superconductor’s summary of significant accounting policies and preliminary discussions between management teams of Clearday and Superconductor, the nature and amount of any adjustments to the historical financial statements of Superconductor to conform its accounting policies to those of Clearday are not expected to be material. Upon completion of the merger, further review of Clearday’s accounting policies may result in additional revisions to Superconductor’s accounting policies and classifications to conform to those of Clearday.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the merger, which are not expected by the Company to be material.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the valuation and other studies are finalized. In addition, the values will be based on the actual values as of the Closing Date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

3. Estimated Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated reverse asset acquisition price of approximately $3.38 million. Given that the estimated purchase price is variable depending upon the valuation of Superconductor and its underlying common stock acquired upon consummation of the merger, management performed a sensitivity analysis over the change in purchase consideration based on +/– 10% volatility in Superconductor common stock valuation. An increase or decrease in the valuation of Superconductor common stock by 10% would increase or decrease the purchase consideration by approximately $285 thousand.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share data):

Estimated number of shares of the condensed combined company to be owned by Superconductor stockholders (i)	1,276,042
Multiplied by the fair value per share of Superconductor’ common stock (ii)	$2.65
Total estimated purchase price	3,381,510

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Pro forma net liabilities as of June 30, 2020	$(910,000)
Fair value of pro forma net assets in excess of purchase price, recognized in additional paid-in-capital (preliminary) (iii)	4,291,510
Total estimated purchase price	$3,381,510

(i)	The final purchase price will be determined based in part on the number of shares of Superconductor common stock outstanding immediately following the merger. For purposes of this unaudited pro forma condensed combined financial information, the total estimated number of shares outstanding represents: 1,276,042 shares of Superconductor common stock outstanding. The estimated number of shares does reflect the impact of a proposed reverse stock split that is expected to be affected upon the consummation of the merger.

(ii)

The estimated purchase price was based on the closing price of $2.65 as reported on the OTCQB on September 8, 2021, which price was used in the computations regarding the merger and related transactions. The purchase price allocation is preliminary. We continue to obtain and assess information with regard to certain estimates and assumptions.

(iii)	When the fair value of the net assets acquired exceeds the estimated purchase price, the estimated purchase price is to be allocated to qualifying identifiable assets and liabilities on a relative fair value basis, with any additional shortfall recorded to additional paid-in-capital. The fair value of the net assets acquired, and the estimated purchase price are expected to change by the close of the merger, which may result in differing accounting treatment.

The preliminary value of the consideration does not purport to represent the actual value to be received by Superconductor’s stockholders when the merger is completed. In accordance with US Generally Accepted Accounting Principles (“GAAP”), the fair value of the equity securities comprising the consideration will be measured on the closing date of the merger at the then-current market price per share of Superconductor common stock. Based on historical volatility, a 10% change in Superconductor common share price is reasonably possible during the period between the date of this joint proxy statement/prospectus and the expected effective time of the merger.

4. Pro Forma Adjustments

A.	To record the following:

●	Elimination of the real estate asset that Superconductor owned a preferred equity interest in the amount of $1.6 million in a transaction that closed on July 6, 2020, pursuant to which Superconductor issued four million (4,000,000, which was reduced to 400,000 shares after giving effect to the reverse stock split of a one-for-ten reverse stock split by Superconductor on September 10, 2020) shares of Superconductor common stock in exchange for a preferred equity interest in real estate that Superconductor valued at $1.6 million, implying a purchase price of $.40 per share. Superconductor received a 100% preferred equity interest in Naples JV, LLC (“Holdings”), the single-asset holding company that owns 100% of the equity interests of the single-asset limited liability company (“Property LLC”) which, in turn, solely owns a fee simple interest in a three-story commercial office building in San Antonio, Texas, that serves as the corporate headquarters of Clearday (the “Building”). Until Superconductor’s liquidation preference is paid in full in cash, Superconductor will be entitled to its 50% share of any distributions out of Holdings. At the date of this transaction, Clearday recorded a liability for the preferred equity interest amount of $1.6 million, which will be eliminated as described below.

●	Assumption of certain severance and related obligations incurred by Superconductor under the Officer Agreements of $1,000,000, payable in accordance with the terms of such agreements approximately 6 months after the date of the closing of the merger, which may be paid in common stock of the Company.

B.	To remove Clearday’s mark-to-market unrealized gain from the 400,000 shares of STI Common Stock. Mark-to-market losses can occur when financial instruments held are valued at the current market value and at the close of business on June 30, 2021 the Superconductor stock price was $2.10 or valued at $840 thousand.

C.	To adjust the fair value of net assets in excess of purchase price. This “preliminary” excess purchase price is adjusted to Goodwill. The net assets are approximately $(910,000) which is lower than the estimated purchase price of $3,381,510.

D.	Based on a 50% conversion of Clearday’s Series A Preferred Stock with approximately 9,490,094 shares issued and outstanding.

E.	To adjust Clearday’s historical financial statements to give pro forma effect to remove Clearday’s historical common stock and adjust Clearday’s stock of 35 million shares to par value or $35 thousand.

F.	Adjustments to paid-in-capital are as follows:

Elimination of Superconductor’s additional paid-in-capital	$(334,752,000)
Eliminate Superconductor’s common stock pre-merger balance	(3,000)
To reflect the Company’s outstanding common stock post-merger	(22,796)
To reflect Superconductor’s estimated purchase price	3,381,510
Total adjustment to additional paid-in-capital	$(331,396,286)

G.	Eliminate the Superconductor accumulated deficit amount.

H.	Calculation of weighted-average shares outstanding (in thousands, except exchange ratio):

To reflect the adjustments for Superconductor’s weighted-average common stock outstanding and the conversion of Clearday’s common stock outstanding based on the estimated exchange ratio.

	Six months Ended June 30, 2021	Year Ended December 31, 2020
Historical weighted-average shares of common stock outstanding*	4,240,814	4,126,812
Historical weighted-average shares of preferred stock outstanding	9,490,094	9,213,705
Total	13,730,908	13,340,517
Application of exchange ratio to historical weighted-average shares outstanding	1.19	1.26
Adjusted weighted-average shares outstanding	16,294,874	16,742,820
Historical Superconductor weighted-average shares of common stock outstanding	1,276,042	1,276,042
Total weighted-average shares outstanding	17,570,916	18,018,861

* Includes 1.2mm shares (restricted shares that may be issued referred to in the Registration Statement as the Incentive Shares) which after the 2 for 1 common stock split by Clearday is equal to 2.4mm shares.